Exhibit 10.11

China Unicom Newspace and Beijing RuiHai Communications Information
Technology Ltd. (Representing IMNTV/GMUS)

Mobile Digital Music Corporations Agreement

Party A: China Unicom Newspace Communications Ltd.

Party B: Beijing RuiHai Communications Information
Technology Ltd. (Representing IMNTV/GMUS)

July, 2006

Party A China Unicom Newspace Communications Ltd.
Address: No.18 JianGuo MenNei Da Jie, Henderson Center Building NO.1, Floor 10., DongCheng District, Beijing, China.
Legal Representative: Tong Xiao Yu
Contact Person:
Zip: 100005
Phone 65186701
Fax 65186701

Party B: Beijing RuiHai Communications Information Technology Ltd. Representing IMNTV/GMUS
Address:
Legal Representative:Li Yan Zhi
Contact:
Zip:
Phone:
Fax:

Based on the Unicom Newspace and IMNTV Cooperation Framework Agreement, Party A and Party B are entering the following commercial execution agreement with the principal of mutually beneficial and mutually complementing in developing the China Unicom Wireless Music service business.

1. Within the territory of People’s Republic of China (excluding Taiwan, Hong Kong, and Macao), the parties will make a mobile digital music value added telecommunication service available, and start the operations on MONTH DATE, 2006.

2. Party A will be responsible for providing the Value Added Service platform and the the needed hardware and software on the platform, supporting both GSM and CDMA networks.

3. Party B is responsible for providing the music content required by this agreement.

4. Party A and Party B will jointly promote the mobile music services including but not limited to the following activities:

1. Research and Development of special products and content related to Mobile Music.
2. Planning and execution of Large scale promotional events.
3. Press release and major Public Relations activities.
4. Brand name promotion and media coverage.
5. Consumer survey and user behavior study.

Chapter 2 Party’s Rights and Responsibilities
5. Party A Rights and Responsibilities

1. Party A will ensure the music content from Party B to be consumed within a reliable and stable operating platform.
2. Party A will utilize its mobile networks and subscriber base in promoting the service, including but not limited to SMS group sending, WAP Push, WAP Top Charts, Web Page, and Permanent and Unique promotional code.
3. Party A will provide to Party B monthly statistics report on the consumption for the previous month on the 10th of each month. Party A will provide Party B the web interface for accessing usage statistics so that Party B can examine the usage information.
4. Party A will provide to Party B a monthly financial report before the 10th of each month, and use this report as the basis for financial account reconciliation.
5. Party A will provide the necessary DRM technology in assisting Party B in protecting its content against piracy.
6. Party A has the rights to conduct certain digital editing to the music content provided by Party B.
7. Party A has the rights to collect payments in exchange for allowing downloading of Party B’s content to mobile devices, and has rights in providing such services while cooperating with other telecommunication carriers. Party A may, with written permission from Party B, provide certain specially permitted free download for certain promotional purposes.
8. Party A has rights to display music album cover, images on its promotional site or promotional materials, but will clearly state artist name, song name, and Party B copyright information, etc.

6. Party B Rights and Responsibilities

1. Party B provides Party A with music content with the proper IPR or copyright authorization. Party B is responsible for producing the required proof of copyright as an amendment to this agreement with equal legal binding power.
2. Music content provided by Party B must conform to the format and other technical requirement by Party A; otherwise Party B’s content can not be included in Party A’s service.
3. Party B’s content must be accompanied by a complete list of content with Party B’s official corporate stamp to prove for authenticity.
4. Party B should promote the service using its off line resources.
5. Party B has rights to use Party A’s promotional code on Party B’s properties.
6. Party B has rights to request usage report from Party A, and use that report as the basis for payment calculation.
7. Party B shall actively cooperate with Party A’s market promotion and marketing efforts.
8. Party B shall conform to the requirement and specification of the VAS platform of Party A, and produce music content accordingly.

Chapter 3: Intellectual Property Rights

7. Party B must ensure that Party B has the proper copyright or distribution rights for the music content which is provide, or Party B is properly authorized by provide content to Party A. In case of any copyright related dispute regarding the music content provided by a third party against Party A, Party B must be fully responsible for and take actions for resolution; Party B must be solely responsible for the liability and consequences caused by such disputes. If such copyright disputes has caused any damage or harm against Party A, Party A has rights to delay revenue sharing payments or lower revenue sharing percentage for Party B (lowering the percentage for Party B share by 5% one time); in case of serious damage, Party A has rights not to deny payment to Party B or terminate the agreement.

8. With the permission of Party B, Party A may use Party B’s brand name to offer services Album Special Area within the Uni WAP Services portal. Music content offered within this Branded service should only include content to which Party B owns (not licensed from a third party).

9. Party B shall provide Party A the music content included in this agreement along with relevant written proof (including but not limited to copyright documents and authorization letters).

10. Party A shall only use the music content covered in this agreement according to the agreed upon method, format, business area, and within the terms. Party A shall not use the music in territory or business areas outside of the terms of this agreement, or modify the music content provided in order to produce other recording or publishing products based on the content; nor shall Party A authorize any third party to distribute the content.

11. If Party A has knowledge that an unauthorized third party is using Party B’s music content illegally, Party A has the obligation to promptly inform Party B. In order to protect its own legal rights and Party A’s interests, Party B shall take reasonable action, including but not limited to serving written legal notices to the infringing party.

12. Without the written approval of the other party, neither party shall disclose the business information, trade secrets (including but limited to terms of agreement, product information, promotional plan, research reports, etc.) to any third party who are not part of this agreement.

13. Both parties must keep the non-public information disclosed to each other during the signing and execution of this agreement strictly confidential. Without the written approval of the other party, no party shall disclose the confidential data and information.

14. Limitations included in Clauses 11 and 12 are not applicable to the following situations:

1. Information which has already entered into the public domain without violating the terms of this agreement.
2. Information which is authorized for disclosure by both parties and legally obtained.
3. Information which the receiving party has obtained prior to the signing of this agreement.
4. Information/data which has already been created by the receiving party.
5. Information which is required to be disclosed by law enforcement agencies, security exchange administrations, and other government authorities; the disclosing party in this case shall use its best effort to ensure that the receiving parties will keep the information secret to the maximum extent possible, and only use it for the above mention official purposes.

Chapter 4 Profit Distribution and Financials
15. Party A and Party B will share the total income from the service after deducting related expenses/fees 50% 50%.

Party B Income = Distributable Income x 50%
Party A Income = Distributable Income x 50%.

•
Distributable Income (should be based on the amount of payment to Party A from the telecommunications carrier, and final amount shall be determined by the written report provided by the carrier) = Gross Income - Related Fees.

•	Gross Income: is the total payment collected from consumers by a carrier for Ring Tone, Ring Back Tone, IVR, etc.
•	Related Fees include:

Carrier Processing Fees = Gross Income x Carrier Payment Process Fee (E.g., China Unicom fee structure: Ring Tone 20%, Ring Back Tone 20%, IVR 60%, if carrier adjusts fee rates, this fee amount adjust accordingly.)

Bad Debt = Gross Income x Bad Debt Rate (e.g., China Unicom bad debt rate is 8%, if carrier adjusts this rate, the rate applies adjusts accordingly)

16. Excluding the fees within this contract, Party A and Party B will be each individually responsible its own taxes and fees caused by the execution of this contract.

17. Carrier fees is based on the agreement between Party A and the carrier. In case carrier changes fees, Party A must inform Party B within 5 business days of change, and the distribution of income will adjust accordingly.

18. The parties will conduct account reconciliation monthly, payment process and time table is as the following:

1. The first account reconciliation report is to be provided to Party B on the 10th of 3 months after the service starts.
2. Party A’s report shall include detailed information such as Song Serial Number, Song Name, Artist Name, download single price, number of uses, gross income, income distribution, etc.
3. In case Party B finds any discrepancies in the reports provided by Party A, Party B has rights to request a copy of the carrier summary report.
4. Party B must produce an official receipt within 10 days of receiving the Party A reconciliation report.
5. Party A will process payment within 10 days after receiving the receipt from Party B.
6. Payment: Party A will wire transfer funds to Party B according to the distribution above. The bank information for Party B is as the following:
Bank Name:
Account Holder Name:
Account Number:
In case there are changes in Party B’s bank information, Party B must promptly notify Party A; otherwise, damages caused by such changes will not the responsibility of Party A.
7. In case Party A does not arrange payment within 10 business days after receiving the fax copy of Party B’s Official Receipt, and 1 month after Party A has been notified in writing, Party A shall pay Party B 0.01% of the outstanding balance per day, until Party B is paid in full.

Chapter 5 Termination
19. Party B has rights to unilaterally terminate the contract if Party A used the music content improperly not according to the method, format, business area, and terms of this agreement.

20. If Party B breaches Clause 7 within the terms of this agreement, and caused legal charges filed against Party A which stopped Party A from conducting the intended Value Added Services, Party A has rights to unilaterally terminate this agreement.

21. Party A has rights to unilaterally terminate this agreement if Party B failed to produce the required copyright or distribution rights documents according to Clause 8.

22. If one party has failed to fulfill its obligations according to this agreement, the other party has rights to notify the breaching party in writing, and if the breach is not remedied within 15 days of notification, the notifying party has rights to unilaterally terminate this contract.

23. If any party is in liquidation, in change of ownership, or in bankruptcy, or in other forms of insolvency, the other party has rights to unilaterally terminate the agreement.

24. Any party who is exercising the rights to terminate must notify the other party according to this agreement in writing and deliver the notice via express mail at the address listed in this agreement. The contract expires in 48 hours after receiving the notice.

25. The premature termination of this agreement does not change the rights and obligations already in effect according to the agreement and prior to termination, and does not release the breaching party from its liability and debts it owes.

26. After termination of the contract, the outstanding balance which is calculated according to the distribution ratio above still has effects, and must be paid in full.

Chapter 6. Consequences of Breach

27. Both parties must execute the terms of agreement in this contract, one party is considered to have breached the contract if the party failed to fulfill its obligations, warranties, or promises, or have negated the statements made in this agreement. The breaching party agrees to make a one time breach payment in the amount equivalent to twice the amount of the last Income Distribution payment to the party.

28. If one party breaches the contract and has caused defamation damage to the other party, the party who received damage has rights to charge the breaching party to the full extent of the law, and demand actions to restore reputation and receive proper financial compensation.

29. Once the contract is terminated for any reason, Party A must stop distributing any content from Party B, and will continue using it in the future; otherwise, Party A will be liable for copyright infringement.

Chapter 7 Dispute and Resolution

30. For any dispute or disagreement arise from the execution of this agreement, both parties shall use their best effort to resolve the disputes in cooperative spirit. In case the dispute can not be resolved through negotiation, both parties may request the arbitration from Beijing Arbitration Committee according to relevant arbitration rules. The outcome of the arbitration will be final and binding.

31. The establishment of this agreement, execution, and interpretation must be governed by the laws and regulations of the People’s Republic of China.

Chapter 8. Miscellaneous

32. The address and contact person names listed in this agreement must be and is considered valid address for delivering official notices. Once a document is picked up by express mail service, no matter whether the actual document is received by the receiving party, the notices will be considered served after 48 hours of mail pick up. If one party has a change of address, the party should notify the other party in writing immediately, otherwise, be responsible for the consequences of failure of delivery.

33. For additional terms and conditions which are not covered within this agreement, the parties may sign amendments to this agreement. In case there is inconsistency between the amendments and this agreement, the amendment terms and conditions overrides this agreement.

 34. This agreement will take effect on the day of signing by legal representatives of both parties along with stamping. The term of this agreement is ONE (1) year. Within 30 days of expiration of the term, the parties will conduct friendly discussion on whether to renew the contract.

35. In case there is discrepancy between this agreement and the Framework Agreement between China Unicom Newspace and GMUS, this agreement overrides.

36. There are FOUR (4) copies to this agreement, Party A and Party B each has TWO copies. Each copy has equal legally binding power.

Party A: China Unicom Newspace Communications Ltd.  Party B: YueHai

Legal Rep.                  Legal Rep:
Or Agent__________________      Or Agent___________________

Dates:____________________